QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

BAKER & McKENZIE DUSSELDORF OFFICE LETTERHEAD

PCOM AG
Hegelstrasse 61
55122 Mainz
Germany

    Re: Registration Statement on Form F-4 filed with the Securities and Exchange Commission on August 3, 2001 (the "Registration Statement")

August 3, 2001

Dear Ladies and Gentlemen:

    We have acted as your special counsel in relation to the Registration Statement and accordingly are familiar with the proposed merger (the "merger") of PrimaCom AG, a German stock corporation, with and into PCOM AG, a German stock corporation previously named Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft (the "Company") and the issuance pursuant to the merger of 19,786,052 of the Company's shares (the "Shares") to the shareholders of PrimaCom AG, as described in the Registration Statement.

    For the purpose of rendering our opinion below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Association (Satzung) of the Company dated July 20, 2001, (ii) the Deed of Incorporation of the Company dated April 15, 1998, (iii) Excerpt from the Commercial Register of the Company dated July 24, 2001, (iv) the Business Combination Agreement between PrimaCom AG, the Company and certain other parties dated March 29, 2001 and the Confirmation and Amendment of the Business Combination Agreement dated June 29, 2001, (v) the final draft of the Merger Agreement (Verschmelzungsvertrag) between the Company and PrimaCom AG dated June 29, 2001, (vi) the final draft of the Post-formation and Contribution Agreement (Nachgründungs- und Einbringungsvertrag) between UPC Germany GmbH, United Pan-Europe Communications N.V. and the Company, (vii) the final draft of the Minutes of the General Meeting of the Company resolving the increase of the stated capital of the Company in connection with the contribution by UPC Germany to the Company of all shares in EWT Elektro- und Nachrichtentechnik GmbH with its registered seat in Augsburg, (viii) the final draft of the Minutes of the General Meeting of the Company resolving the increase of the stated capital of the Company in connection with the merger and approving the merger and several amendments of the articles of association of the Company, and (ix) such other documents or draft documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

    In rendering this opinion, we have relied upon statements, reports and representations of officers and other representatives of the Company and others as to any facts material to the opinion expressed herein which were not independently established or verified, and have assumed that:

  a)
  all of the documents we have reviewed are within the capacity and power of and have been validly authorized, executed and delivered by, and are binding upon, the parties thereto;

  b)
  all such original documents and the signatures thereon are authentic and complete;

  c)
  all such copied or facsimiled documents conform to their originals and such originals are authentic and complete;

  d)
  all such final draft or specimen forms of documents have been, or will be, executed and delivered in the form submitted to us and under strict observance of all required formalities, including, where required, compliance with notarial requirements;

  e)
  no such documents have been altered, cancelled or supplemented from the forms reviewed by us; and

  f)
  PrimaCom AG has certified to us that on the date hereof its value as consideration for the issuance of the Shares, is in excess of Euro 19,786,052, the calculated nominal value of the Shares, and we have assumed that its value, will not drop to less than that amount between the date hereof and the date on which the Shares are issued which, as reflected in the Registration Statement, is expected to be on October 8, 2001.

    Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued to the shareholders of PrimaCom AG in connection with the merger, when issued, will be legally issued, fully paid and non-assessable.

    We express no opinion as to any laws other than the laws of Germany as they exist and as they are applied by the German courts as of the date hereof. We do not undertake to inform you of any future changes of the laws of Germany or the application thereof by the German courts. We do not expressly or impliedly opine on the laws of any other jurisdiction and have assumed that nothing in any such the laws would affect this opinion.

    This opinion is delivered to you solely on connection with the Registration Statement and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose by any other person or entity without our express prior written permission.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus/proxy statement forming a part of the Registration Statement. In giving this consent, this firm does not admit that it comes within the category of person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours sincerely

/s/ Barbara Deilmann
Barbara Deilmann

QuickLinks

BAKER & McKENZIE DUSSELDORF OFFICE LETTERHEAD